Exhibit 1

To the Holders of:
CorTS Trust for Sherwin-Williams Debentures
7.5% Corporate-Backed Trust Securities (CorTS) Certificates
*CUSIP:      22081H207

U.S.  Bank  Trust  National  Association,  as  Trustee  for the CorTS  Trust for
Sherwin-Williams   Debentures,   hereby   gives   notice  with  respect  to  the
Distribution Date of August 1, 2004 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $25 Certificate, is as set forth below:

             Principal            Interest             Total Distribution
             $   0.000000         $  0.937500          $ 0.937500

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.000000.

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. $25,600,000 aggregate principal amount of The Sherwin-Williams Company 7.45% Debentures due February 1, 2097 (the "Term Assets") are held for the above trust.

5. At the close of business on the Distribution Date, 1,017,173 Certificates representing $25,429,325 aggregate Certificate Principal Balance were outstanding.

6. The current rating of the Term Assets is not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.

U.S. Bank Trust National Association, as Trustee


*The Trustee shall not be held responsible for the selection or use of the CUSIP number nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.